EXHIBIT 99.1

Major League Football Announces Entry into 2-Stage $15,000,000 Private Securities Purchase Agreement

LAKEWOOD RANCH, FL--(Marketwired - Sep 8, 2015) - Major League Football, Inc. (OTC PINK:MLFB) ("MLFB" or the "Company"), a new, professional spring-football league scheduled to kick off in 2016, today announced that it has entered into a privately negotiated Securities Purchase Agreement (the "Securities Purchase Agreement") with Clairemont Private Investment Group, LLC ("Clairemont").

Pursuant to the Securities Purchase Agreement, the Company will sell to Clairemont: (i) 5,000,000 shares of Series A 10% Convertible Preferred Stock (the “Series A Preferred Stock”) and a warrant (the “Warrant”) to purchase up to an additional 5,000,000 shares of the common stock of the Company, par value $0.001 per share (the “Common Stock”), at an exercise price equal to 125% of the Conversion Price of the Series A Preferred Stock. The “Conversion Price” is equal to 75% of the 15 day VWAP price of the Common Stock; and (ii) the number of shares of Common stock calculated pursuant to Securities Purchase Agreement at a price per share equal to the VWAP price of the Company’s Common Stock during the twenty (20) consecutive trading day period beginning on the last trading date prior to the date of delivery to the Company of a $10,000,000 investment; all in exchange for $15,000,000 and a right of first refusal to purchase a Company franchise in Missouri City, TX (the “Right of First Refusal”).  All of the securities offered and sold pursuant to the Securities Purchase Agreement are restricted and no registration rights are contemplated.

The $5 million sale and purchase of the Series A Preferred Stock and Warrant is expected to occur at a closing on or before September 30, 2015, subject to customary closing conditions. The $10 million sale and purchase of the Common Stock is expected to occur at a closing on or before January 31, 2016, subject to customary closing conditions. The Right of First Refusal vests on the closing date of sale and purchase of the Common Stock. No assurances can be made that one or both of the closings will occur or that the Right of First Refusal will vest.

Michael Queen stated, "Clairemont's investment will provide our Company with additional working capital to implement Major League Football's plan of operation."

Additional details regarding this transaction are available in the Company's Form 8-K filed with the Securities and Exchange Commission on September 8, 2015.

This press release is neither an offer to sell nor the solicitation of an offer to buy any securities. The securities described above have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act.

About Major League Football

Major League Football Inc. is a new, publically traded, professional spring football league. MLFB is dedicated to creating an innovative, accessible, and fan owned game, which is scheduled to kick off in 2016. MLFB's strategically placed spring / summer season will fill a critical need for outdoor football at that time of the year when sports content is in high demand. The league's teams will focus on emerging and underserved markets in order to grow the overall popularity of the sport.

For more information, visit www.mlfb.com.

Safe Harbor

The information posted in this presentation may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as "anticipate," "estimate," "plan," "project," "continuing," "ongoing," "expect," "we believe," "we intend," "may," "should," "will," "could" and similar expressions denoting uncertainty or an action that may, will or is expected to occur in the future. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements. You should not place undue reliance on these forward-looking statements. Factors that that are known to us that could cause a different result than projected by the forward looking statement, include, but are not limited to: lack of available funding; general economic and business conditions; competition from third parties; intellectual property rights of third parties; regulatory constraints; failure to market and sell team franchises; failure to establish viable marketing campaigns such as televised programming, radio broadcasting, internet websites, and other mediums; those events and factors described by us in Item 1.A "Risk Factors" contained within our latest Annual Report on Form 10-K filed with the SEC; other risks to which our Company is subject; and other factors beyond the Company's control. Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contacts: Michael Queen, EVP of Finance

Major League Football 2601 Annand Drive Wilmington, DE 19808

774.213.1975 ext.1005 m.queen@mlfb.com

John Mattio, VP of Communications and Investor Relations

Major League Football 2601 Annand Drive Wilmington, DE 19808

774.213.1975 ext.1013 j.mattio@mlfb.com

SOURCE: Major League Football